                             STOCK PURCHASE AGREEMENT

                                      AMONG

                           MITY-LITE ACQUISITION CORP.

                                       AND

                             STEPHEN E. BROTHERSTON,

                              GLENN C. BROTHERSTON,

                               IAN D. BROTHERSTON,

                             MARGARET E. BROTHERSTON

                                       AND

                              SANDRA L. BROTHERSTON


                             Dated November 18, 1998

                             STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement is entered into on November 18, 1998, by and among Mity-Lite Acquisition Corp., an Ontario, Canada corporation (the "Buyer"), and each of the following individuals: Stephen E. Brotherston, Glenn
C. Brotherston, Ian D. Brotherston, Margaret E. Brotherston and Sandra L. Brotherston (collectively the "Sellers"). The Buyer and the Sellers are referred to collectively herein individually as a "Party" and collectively as the "Parties."

     The Sellers in the aggregate own all of the outstanding capital stock of Broda Enterprises, Inc., an Ontario, Canada corporation ("Broda").

     This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of Broda in return for the consideration referred to herein.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.   Definitions.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Canadian Taxes, U.S. Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Business Corporations Act
(Ontario).

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Broda" has the meaning set forth in the preface above.

     "Broda Share(s)" means all of the issued and outstanding shares of the following classes of stock: Common Shares, Class A Common Shares, Class B Common Shares, Class A Special Shares, Class B Special Shares, Class C Special Shares and/or the Preferred Shares.

     "Brothers" means the following individuals: Stephen E. Brotherston, Glenn C. Brotherston and Ian D. Brotherston.

     "Buyer" has the meaning set forth in the preface above.

     "Canadian Tax(es)" means any Canadian federal, provincial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, branch profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and service, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any governmental charges or assessments, interest, penalty, fines, or addition thereto, whether disputed or not.

     "Canadian Tax Return(s)" means any return, declaration, election, report, claim for refund, or information return or statement relating to Canadian Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Closing" has the meaning set forth in Section 2.5 below.

     "Closing Balance Sheet" has the meaning set forth in Section 2.2.1 below.

     "Closing Date" has the meaning set forth in Section 2.5 below.

     "Code" means the United States Internal Revenue Code of 1986, as amended and all regulations promulgated thereunder.

     "Confidential Information" means any information concerning the businesses and affairs of Broda that is not, at the relevant time, already generally available to the public.

     "Deferred Purchase Price" has the meaning set forth below in Section
2.3.2 below.

     "Disclosure Schedules" has the meaning set forth in Section 3.1 below.

     "$C" means the legal tender of Canada.

      "Employee Benefit Plan" means any retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained or otherwise contributed to, or required to be contributed to, by Broda for the benefit of employees or former employees of Broda.

      "Environmental, Health, and Safety Requirements" shall mean all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of Hazardous Substances.

     "EBITDA" means earnings of Broda before interest, taxes, depreciation and amortization, calculated in accordance with GAAP, as defined below.

     "Escrowed Funds" has the meaning set forth in Section 2.3.1 below.

     "Financial Statements" has the meaning set forth in Section 4.8 below.

     "GAAP" means Canadian generally accepted accounting principles as in effect from time to time.

     "Hazardous Substances" means any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances.

     "Indemnified Party" has the meaning set forth in Section 8.4.1 below.

     "Indemnifying Party" has the meaning set forth in Section 8.4.1 below.

     "Intellectual Property" means all of the following relating to or arising out of the business of Broda with respect to the health care and geriatric seating and accessories markets: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation and inquiry in the particular circumstances. For purposes of this definition, the knowledge of the directors, officers and employees of Broda is attributed to the Brothers.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 4.8 below.

     "Net Assets" means the book value of the total assets of Broda less the book value of the total liabilities of Broda, determined in accordance with GAAP.

     "Net Sales" means the gross sales of product by Broda net of any discounts or returns received in the period for which calculation is made, calculated in accordance with GAAP.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "OSA" means the Securities Act (Ontario), as amended.

     "Part(ies)" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in Section 2.1 below.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic's, materialmen's, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller(s)" has the meaning set forth in the preface above.

     "Subsidiaries" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax Act" means the Income Tax Act (Canada).

     "Third Party Claim" has the meaning set forth in Section 8.4.1 below.

     "U.S. Tax(es) means any United States federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, branch profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and service, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any governmental charges or assessments, interest, penalty, fines, or addition thereto, whether disputed or not.

     "U.S. Tax Return(s)" means any return, declaration, election, report, claim for refund, or information return or statement relating to U.S. Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.   Purchase And Sale of Broda Shares.

     2.1 Purchase Price. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or her Broda Shares for the aggregate consideration (for all Broda Shares) of $C 3,900,000, subject to adjustment as provided in Section 2.2 below (the "Purchase Price") of which $C600,000 will be payable on a deferred basis if certain financial conditions are met as set forth in Section 2.3.2 below.

     2.2  Adjustment to Purchase Price.

          2.2.1 Subject to the completion of the audited balance sheet for Broda as at October 31, 1998 (the "Closing Balance Sheet"), the Purchase Price will be adjusted as follows:

               2.2.1.1 if Broda's Net Assets reflected on the Closing Balance Sheet are greater than $C1,350,000, the Purchase Price will be increased dollar for dollar by an amount equal to such excess; or

               2.2.1.2 if Broda's Net Assets reflected on the Closing Balance Sheet is less than $C1,350,000, the Purchase Price will be decreased dollar for dollar by an amount equal to such difference.

     2.3 Payment of the Purchase Price. At the Closing (as defined below), the Buyer will pay the Purchase Price as follows:

          2.3.1 The Buyer will pay into an escrow account $C200,000 of the Purchase Price (the "Escrowed Funds") with a bank or trust company mutually approved by Buyer and Seller pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit "A" (the "Escrow Agreement"). The Escrowed Funds shall be held, offset and disbursed in accordance with the terms of the Escrow Agreement.

          2.3.2 The Buyer will pay on a deferred basis, if at all, up to $C600,000 (the "Deferred Purchase Price") to the Brothers (according to their respective proportionate share holdings in Broda prior to the Closing) as follows:

               2.3.2.1 if the Net Sales of Broda are equal to or greater than $C5,300,000, and the EBITDA of Broda for the year ending December 31, 1999 is equal to or greater than $C1,066,000, the Buyer will pay an aggregate amount of $C300,000; or

               2.3.2.2 if the Net Sales of Broda are equal to or greater than $C5,500,000, and the EBITDA of Broda for the year ending December 31, 1999 is equal to or greater than $C1,105,000, the Buyer will pay an aggregate amount of $C420,000; or

               2.3.2.3 if the Net Sales of Broda are equal to or greater than $C5,720,000, and the EBITDA of Broda for the year ending December 31, 1999 is equal to or greater than $C1,150,000, the Buyer will pay an aggregate amount of $C600,000; and

               2.3.2.4 the balance of the Purchase Price shall be paid to the Sellers at the Closing as directed by each of the Sellers.

For purposes of calculating Broda's EBITDA and Net Sales for the calendar year ending December 31, 1999 (i) the calculation will be made based on the audited income statement of Broda for the referenced period prepared in accordance with GAAP, and, except as provided below, applied consistently with Broda's present business practices (with GAAP being applied in the event of a conflict between Broda's present business practices and GAAP) and audited in accordance with generally accepted Canadian auditing standards; (ii) the calculation shall give effect to the addition of two additional employees in the year ending December 31, 1999: one additional employee in Broda's manufacturing operations to assist Ian D. Brotherston and one additional employee to assume the present position held by Glenn C. Brotherston, provided the combined salary of such additional employees does not exceed $C167,000 for the referenced period; (iii) the calculation shall be made without giving effect to any management fees paid to Buyer or its affiliates, interest charges or administrative charges assessed by Buyer or its affiliates during the referenced period; (iv) the calculation shall include sales made pursuant to transfer pricing arrangements outside of Broda's historical channels as if such sales had been completed through Broda's historical sales channels; (v) the calculation shall exclude any costs and expenses related to the transactions contemplated herein including legal fees, accounting fees, and acquisition-related severance charges, if any; and (vi) to the extent that a claim for indemnification made by the Buyer pursuant to Section 8.2 hereof is paid by the Sellers and the matter for which indemnification is claimed resulted in a reduction of EBITDA and/or Net Sales for the year ended December 31, 1999, EBITDA and/or Net Sales for such period shall be calculated by adding back to such EBITDA and/or Net Sales, as the case may be, the amount of such indemnification payment (provided that the indemnification payment was not otherwise included in the calculation of EBITDA and/or Net Sales in accordance with GAAP).

     The Deferred Purchase Price shall be paid, if at all, by the Buyer to the Brothers within ten days of the release of the audited financial statements for the fiscal year of Broda ending December 31, 1999, but in no event later than March 31, 2000. If the employment of any of the Brothers is terminated by the Company without cause pursuant to Section 5.2 of his Employment Agreement prior to the first to occur of: (i) the expiration of such Brother's employment term, or (ii) December 31, 1999, the Buyer shall pay the Brothers the full $C600,000 of the Deferred Purchase Price within 30 days of the first to occur of the events described in clauses (i) and (ii) of this paragraph.

     2.4 Allocation of Purchase Price. The Purchase Price shall be allocated as follows:

          2.4.1 the amount of $C156,551 for the purchase of the Preference Shares;

          2.4.2 the amount of $C549,180 for the purchase of the Class A Special Shares;

          2.4.3 the balance of the Purchase Price, as may be adjusted pursuant to Section 2.3.2 above to the Common Shares.

     2.5 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Harrison, Elwood in London, Ontario, Canada, commencing at 10:00 a.m. local time on the third business day following the issuance by Taylor Leibow of their audit report for Broda's financial statements, including the balance sheet and statements of income, changes in stockholders' equity, and cash flow, as of and for the period ending October 31, 1998 provided the conditions to closing set forth in
Section 7 below have been satisfied, or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date").

     2.6 Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section
7.2 below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his or her Broda Shares, endorsed in blank or accompanied by duly executed assignment documents and (iv) the Buyer will deliver to the Sellers, collectively, the portion of the Purchase Price due on Closing.

3.   Representations and Warranties Concerning The Transaction.

     3.1 Representations and Warranties of the Sellers. Each of the Sellers severally represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1) with respect to himself, herself or itself, except as set forth in the disclosure schedules accompanying this Agreement (the "Disclosure Schedules"). The Disclosure Schedules will be arranged in paragraphs corresponding to the numbered paragraphs of this Agreement.

          3.1.1 Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions subject to bankruptcy and insolvency laws and subject to the fact that specific performance is available only in the discretion of a court of competent jurisdiction. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          3.1.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or she is bound or to which any of his or her assets is subject.

          3.1.3 Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated, except for fees payable to KPMG Corporate Finance Inc., which fees may be paid by the Seller or by Broda provided Broda books such expenses before October 31, 1998.

          3.1.4 Broda Shares. The Seller holds of record, owns and will convey to the Buyer good and marketable title to the number of Broda Shares set forth next to his or her name in Section 4.2 of the Disclosure Schedules, free and clear of any restrictions on transfer (other than any restrictions under the charter of Broda, the OSA and other applicable securities laws), rights, liens, encumbrances, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of Broda (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Broda.

          3.1.5 Residency. Each Seller is a resident of Canada for the purposes of the Tax Act.

     3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3.2), except as set forth in Section 3.2 of the Disclosure Schedules attached hereto.

          3.2.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario, Canada.

          3.2.2 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement except for notification under the Investment Canada Act.

          3.2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

          3.2.4 Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

4. Representations and Warranties Concerning Broda. The Brothers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the corresponding section of the Disclosure Schedules.

     4.1 Organization, Qualification, and Corporate Power. Broda is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario, Canada. Broda is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Broda has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedules lists the directors and officers of Broda. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of Broda (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Broda are correct and complete. Broda is not in default under or in violation of any provision of its charter or bylaws.

     4.2 Capitalization. The entire authorized capital stock of Broda consists of an unlimited number of Common Shares, Class A Common Shares, Class B Common Shares, Class A Special Shares, Class B Special Shares, Class C Special Shares and Preferred Shares. The total issued and outstanding capital stock of Broda consists of the following: 300 shares of Class A Common Shares; 339,000 shares of Class A Special Shares; and 156,551 of the Preferred Shares. There are no issued and outstanding shares of Common Shares, Class B Common Shares, Class B Special Shares or Class C Special Shares. All of the issued and outstanding Broda Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4.2 of the Disclosure Schedules. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Broda to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Broda. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Broda.

     4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Broda is subject or any provision of the charter or bylaws of Broda or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Broda is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Broda does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     4.4 Brokers' Fees. Broda has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except for fees and costs payable to KPMG Corporate Finance, Inc. if Broda elects to pay and book such expenses prior to October 31, 1998.

     4.5 Title to Assets. Broda has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it located on its premises, or shown on the Closing Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Closing Balance Sheet.

     4.6  Subsidiaries.  Broda has no Subsidiaries.

     4.7  Affiliates.  Broda has no Affiliates.

     4.8 Financial Statements. Attached hereto as Exhibit "B" are the following financial statements (collectively the "Financial Statements"): the unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996 and December 31, 1997 (the "Most Recent Fiscal Year End"). The Financial Statements, the Closing Balance Sheet and related audited statements of income, changes in stockholders' equity and cash flow as of and for the ten-month period ended October 31, 1998 (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly and accurately the financial condition of Broda as of such dates and the results of operations of Broda for such periods, are correct and complete in all material respects, and are consistent with the books and records of Broda (which books and records are correct and complete).

     4.9 Events Subsequent to Most Recent Fiscal Year End. Since December 31, 1997, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of Broda. Without limiting the generality of the foregoing, since that date:

          4.9.1 Broda has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          4.9.2 Broda has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $C10,000 or outside the Ordinary Course of Business;

          4.9.3 no party (including Broda) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $C10,000 to which Broda is a party or by which any of them is bound;

          4.9.4 Broda has not imposed any Security Interest upon any of its assets, tangible or intangible;

          4.9.5 Broda has not made any capital expenditure (or series of related capital expenditures) either involving more than $C10,000 or outside the Ordinary Course of Business;

          4.9.6 Broda has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $C10,000 or outside the Ordinary Course of Business;

          4.9.7 Broda has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $C10,000 singly or $C10,000 in the aggregate;

          4.9.8 Broda has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          4.9.9 Broda has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $C10,000 or outside the Ordinary Course of Business;

          4.9.10 Broda has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          4.9.11 Broda has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          4.9.12 Broda has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          4.9.13 Broda has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          4.9.14 Broda has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          4.9.15 Broda has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          4.9.16 Broda has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          4.9.17 Broda has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          4.9.18 Broda has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          4.9.19 there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Broda; and

          4.9.20     Broda has not committed to any of the foregoing.

     4.10 Undisclosed Liabilities. Broda does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Fiscal Year End Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Year End Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     4.11 Legal Compliance. Broda and its respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     4.12 Taxes.

          4.12.1 Canadian Taxes. Broda has duly filed on a timely basis all Canadian Tax Returns required to be filed by it in Canada and any other foreign taxing jurisdiction (whether local, state, provincial or federal) and such Canadian Tax Returns are true complete and correct and has paid all Canadian Taxes due and payable by it. Broda has paid or has made adequate provision for Canadian Taxes payable by it in all jurisdictions for the current period and any previous period for which Canadian Tax Returns are not yet required to be filed. There are no audits, actions, assessments, suits, proceedings, investigations or claims pending or, to the Knowledge of Broda and the Sellers, or threatened against, Broda in respect of Canadian Taxes, nor are there any material matters under discussion with any governmental authority relating to Canadian Taxes asserted by any such authority. Broda is not party to any agreement or undertaking with respect to Canadian Taxes including undertakings with respect to deferrals of land transfer tax or with respect to debt forgiveness under the Tax Act.

               4.12.1.1 The Canadian federal income tax liability of Broda has been assessed by Revenue Canada for all fiscal years up to and including the fiscal year ended December 31, 1997 and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Canadian Tax Return by, or payment of any Canadian Tax or deficiency against, Broda. The Sellers have provided to the Buyer a true copy of all Canadian Tax Returns filed by Broda in respect of the three last completed fiscal years of Broda. Broda has not been and is not currently required to file any, Canadian Tax Returns with any taxation authority located in any jurisdiction outside Canada or outside the province of Ontario.

               4.12.1.2 Broda has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all Canadian Taxes and other deductions required to be withheld therefrom, including without limitation, all employee and employer portions for Workers' Compensation, Canada Pension Plan and Unemployment Insurance and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation. Broda has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of sales taxes including goods and services tax.

               4.12.1.3 Broda has not acquired property from a non-arm's length person as that term is defined in the Tax Act in circumstances which would cause Broda to become liable for any Canadian Taxes of the transferor.

               4.12.1.4 Broda is a registrant for purposes of the Excise Tax Act (Canada) whose registration number is 10065-7840.

               4.12.1.5 Section 4.12.1.5 of the Disclosure Schedules sets forth the following information with respect to Broda as of the most recent practicable date: (i) the basis of Broda in its assets; and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Broda.

               4.12.1.6 Except as set forth in Section 4.12.1.6 of the Disclosure Schedules, the unpaid Taxes of Broda (i) did not, as of October 31, 1998, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Broda in filing its Canadian Tax Returns and U.S. Tax Returns.

          4.12.2 United States Taxes. Broda has filed all U.S. Tax Returns that it was required to file with respect to U.S. Taxes. All such U.S. Tax Returns were (i) timely filed and are (ii) true, correct and complete in all respects. All U.S. Taxes owed by Broda (whether or not shown on any U.S. Tax Return) have been paid. Broda currently is not the beneficiary of any extension of time within which to file any U.S. Tax Return. No claim has ever been made by an authority in a jurisdiction where Broda does not file U.S. Tax Returns that it is or may be subject to U.S. Taxes by that jurisdiction. There are no Security Interests on any of the assets of Broda that arose in connection with any failure (or alleged failure) to pay any U.S. Tax.

               4.12.2.1 Broda has withheld and paid all U.S. Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               4.12.2.2 No Seller or director or officer (or employee responsible for U.S. Tax matters) of Broda expects any authority to assess any additional U.S. Taxes for any period for which U.S. Tax Returns have been filed. There is no dispute or claim concerning any U.S. Tax Liability of Broda either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers and the directors and officers (and employees responsible for U.S. Tax matters) of Broda has Knowledge based upon personal contact with any agent of such authority. Section 4.12.2.2 of the Disclosure Schedules lists all federal, state, local, and foreign income U.S. Tax Returns filed with respect to Broda for taxable periods ended on or after December 31, 1995, indicates those U.S. Tax Returns that have been audited, and indicates those U.S. Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer true, correct and complete copies of all U.S. Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Broda since 1995.

               4.12.2.3 Broda has not waived any statute of limitations in respect of U.S. Taxes or agreed to any extension of time with respect to a U.S. Tax assessment or deficiency.

               4.12.2.4 Broda has not filed a consent under Code Section 341(f) concerning collapsible corporations. Broda has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Broda has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Broda has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Code
Section 6662. Broda is not a party to any U.S. Tax allocation or sharing agreement. Broda (i) has not been a member of an Affiliated Group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was the Broda) or (ii) has no Liability for the U.S. Taxes of any Person (other than Broda) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               4.12.2.5 Section 4.12.2.5 of the Disclosure Schedules sets forth the following information with respect to Broda as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby):
(i) the basis of Broda in its assets; and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Broda.

               4.12.2.6 The unpaid U.S. Taxes of Broda (i) did not, as of October 31, 1998, exceed the reserve for U.S. Tax Liability (other than any reserve for deferred U.S. Taxes established to reflect timing differences between book and U.S. Tax income) set forth on the face of the Closing Balance Sheet (other than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Broda in filing its U.S. Tax Returns.

     4.13 Real Property.

          4.13.1 Broda does not own and has not owned any real property at any time during the past 12 months.

          4.13.2 Section 4.13.2 of the Disclosure Schedules lists and describes briefly all real property leased or subleased to Broda. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4.13.2 of the Disclosure Schedules. With respect to each lease and sublease listed in Section 4.13.2 of the Disclosure
Schedules:

               4.13.2.1 the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

               4.13.2.2 the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               4.13.2.3 no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               4.13.2.4 no party to the lease or sublease has repudiated any provision thereof;

               4.13.2.5 there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               4.13.2.6  Broda is not a party to any sublease;

               4.13.2.7 Broda has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

               4.13.2.8 all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

               4.13.2.9 all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

     4.14 Intellectual Property.

          4.14.1 Broda owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of Broda as presently conducted and is diligently pursuing rights to Intellectual Property it deems reasonably necessary for the business presently proposed to be conducted by Broda. Each item of Intellectual Property owned or used by Broda immediately prior to the Closing hereunder will be owned or available for use by Broda on identical terms and conditions immediately subsequent to the Closing hereunder. Broda has taken all necessary action it has deemed necessary to maintain and protect each item of Intellectual Property that it owns or uses.

          4.14.2 To the Knowledge of the Sellers, Broda has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Broda has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Broda must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Broda, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Broda.

          4.14.3 Section 4.14.3 of the Disclosure Schedules identifies each patent or registration which has been issued to Broda with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Broda has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Broda has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.14.3 of the Disclosure Schedules also identifies each trade name or unregistered trademark used by Broda in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4.14.3 of the Disclosure Schedules:

               4.14.3.1 Broda possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

               4.14.3.2 the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               4.14.3.3 no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Broda, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               4.14.3.4 Broda has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          4.14.4 Broda does not use any Intellectual Property that any third party owns and that Broda uses pursuant to a license, sublicense, agreement or permission except as set forth on Section 4.14.4 of the Disclosure Schedules. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.14.4 of the Disclosure Schedules:

               4.14.4.1 the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               4.14.4.2 the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               4.14.4.3 no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               4.14.4.4 no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               4.14.4.5 no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Broda, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

               4.14.4.6 Broda has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          4.14.5 To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Broda, Broda will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

          4.14.6 None of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Broda has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of Broda.

     4.15 Tangible Assets. Broda owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from known defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

     4.16 Inventory. The inventory of Broda as reflected on the Closing Balance Sheet has been valued in accordance with GAAP consistent with the past custom and practice of Broda to the extent such custom and practice do not conflict with GAAP, in which event, the inventory has been valued in accordance with GAAP.

     4.17 Contracts. Section 4.17 of the Disclosure Schedules lists the following contracts and other agreements to which Broda is a party:

          4.17.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $C10,000 per annum;

          4.17.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Broda, or involve consideration in excess of $C10,000;

          4.17.3    any agreement concerning a partnership or joint venture;

          4.17.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $C10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          4.17.5 any agreement concerning confidentiality or non-competition;

          4.17.6 any agreement with any of the Sellers and their Affiliates (other than with Broda);

          4.17.7 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          4.17.8    any collective bargaining agreement;

          4.17.9 any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $C10,000 or providing severance benefits;

          4.17.10 any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          4.17.11 any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of Broda; or

          4.17.12 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $C10,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.17 of the Disclosure Schedules (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.17 of the Disclosure Schedules. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

     4.18 Notes and Accounts Receivable. All notes and accounts receivable of Broda are reflected properly on their books and records, are valid receivables subject to no set-offs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Closing Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Broda consistent with GAAP.

     4.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Broda.

     4.20 Insurance. Section 4.20 of the Disclosure Schedules sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Broda has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

          4.20.1    the name, address, and telephone number of the agent;

          4.20.2 the name of the insurer, the name of the policyholder, and the name of each covered insured;

          4.20.3    the policy number and the period of coverage; and

          4.20.4 the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither Broda nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Section 4.20 of the Disclosure Schedules describes any self-insurance arrangements affecting Broda.

     4.21 Litigation. Section 4.21 of the Disclosure Schedules sets forth each instance in which Broda (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in
Section 4.21 of the Disclosure Schedules could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of Broda. None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of Broda has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Broda.

     4.22 Product Warranty. Each product manufactured, sold, leased, or delivered by Broda has been in conformity with all applicable contractual commitments and all express and implied warranties, and Broda does not have any Liability (and there is no current Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Closing Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Broda. No product manufactured, sold, leased, or delivered by Broda is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.22 of the Disclosure Schedules includes copies of the standard terms and conditions of sale or lease for Broda (containing applicable guaranty, warranty, and indemnity provisions).

     4.23 Product Liability. Broda does not have any Liability (and there is no current Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Broda.

     4.24 Employees. To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employment matters) of Broda, no executive, key employee, or group of employees has any plans to terminate employment with Broda. Broda is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Broda has not committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of Broda has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Broda. No notice has been received by Broda of any complaint filed by any of the employees against Broda claiming that Broda has violated the Employment Standards Act (Ontario) or the Human Rights Code (Ontario) (or any applicable employee or human rights or similar legislation in the other jurisdictions in which the Business is conducted or Broda operates) or of any complaints or proceedings of any kind involving Broda before any labour relations board, except as disclosed in Section 4.24 of the Disclosure Schedules. All levies, assessments and penalties made against Broda pursuant to the Workers' Compensation Act (Ontario) (and any applicable workers' compensation legislation in the other jurisdictions in which the

Business is conducted) have been paid by Broda and Broda has not been reassessed under any such legislation during the past six years. All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of Broda.

     4.25 Employee Benefits.

          4.25.1 Section 4.25.1 of the Disclosure Schedules identifies each Employee Benefit Plan and a true and complete copy of each Employee Benefit Plan has been furnished to the Buyer.

          4.25.2 Each Employee Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Benefit Plan. The Sellers have delivered to the Buyer the actuarial valuations, if any, prepared for each Employee Benefit Plan during the past three years.

          4.25.3    Except as described in Section 4.25.3 of the Disclosure
Schedules:

                4.25.3.1 all contributions to, and payments from, each Employee Benefit Plan that may have been required to be made in accordance with the terms of any such Employee Benefit Plan, or with the recommendation of the actuary for such Employee Benefit Plan, and, where applicable, the laws of the jurisdictions that govern such Employee Benefit Plan, have been made in a timely manner;

                4.25.3.2 all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Benefit Plan required to be filed with any governmental agency or distributed to any Employee Benefit Plan participant have been duly filed on a timely basis or distributed;

                4.25.3.3 there are no pending investigations by any governmental or regulatory agency or authority involving or relating to an Employee Benefit Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings against any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to a Liability nor, to the Knowledge of the Sellers and Broda, are there any facts that could give rise to any Liability in the event of such investigation, claim, suit or proceeding; and

                4.25.3.4 no notice has been received by Broda of any complaints or other proceedings of any kind involving Broda or, to the Sellers' or Broda's Knowledge, any of the employees of Broda before any pension board or committee relating to any Employee Benefit Plan or to Broda.

     4.26 Guaranties. Broda is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

     4.27 Environmental, Health and Safety Matters.

          4.27.1 Except as described in Section 4.27.1 of the Disclosure Schedules, Broda has been and is in compliance with all Environmental, Health and Safety Requirements;

          4.27.2 Broda has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental, Health and Safety Requirements (the "Environmental Permits") required for the operation of its business, all of which are described in
Section 4.27.2 of the Disclosure Schedules. Each Environmental Permit is valid, subsisting and in good standing and Broda is not in default or breach of any Environmental Permit and no proceeding is pending, or threatened, to revoke or limit any Environmental Permit;

          4.27.3 Broda has not used or permitted to be used, except in compliance with all Environmental, Health and Safety Requirements, any of its property (including its leased property) or facilities or any property or facility that it previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance;

          4.27.4 Broda has never received any notice of, nor been prosecuted for an offence alleging, non-compliance with any Environmental, Health and Safety Requirements, and neither the Sellers nor Broda has settled any allegation of noncompliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the business or any property of Broda, nor has Broda received notice of any of the same;

          4.27.5 Except as disclosed in Section 4.27.5 of the Disclosure Schedules, there are no enacted or proclaimed or, to the Brothers' knowledge pending or proposed changes to Environmental, Health and Safety Requirements that would render illegal or restrict the manufacture or sale of any product manufactured or sold or service provided by Broda;

          4.27.6 Broda has not caused or permitted, nor does it have any Knowledge of, the release, in any manner whatsoever, of any Hazardous Substance on or from any of its properties (including any of its leased property) or assets or any property or facility that it previously owned or leased, or any such release on or from a facility owned or operated by third parties but with respect to which Broda is or may reasonably be alleged to have Liability. All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by Broda or resulting from the Business have been disposed of, treated and stored in compliance with all Environmental, Health and Safety Requirements. Section 4.27.6 of the Disclosure Schedules identifies all of the locations where Hazardous Substances used in whole or in part by Broda have been or are being stored or disposed of;

          4.27.7 Broda has not received any notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any Environmental, Health and Safety Requirements. Broda has not received any request for information in connection with any federal, provincial, municipal or local inquiries as to disposal sites;

          4.27.8 The Sellers have delivered to the Buyer true and complete copies of all environmental audits, evaluations, assessments, studies or tests relating to Broda of which it is aware.

     4.28 Certain Business Relationships with Broda.  Except as set forth in
Section 4.28 of the Disclosure Schedules and for matters not involving more than $C1,000 per year, none of the Sellers or their Affiliates has been involved in any business arrangement or relationship with Broda within the past 12 months, and none of the Sellers or their Affiliates owns any asset, tangible or intangible, which is used in the business of Broda.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     5.1 General. Each of the Parties will use his or her best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7.1 and Section 7.2 below).

     5.2 Notices and Consents. The Sellers will cause Broda to give any notices to third parties, and will cause Broda to use its best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to herein. Each of the Parties will (and the Sellers will cause Broda to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to herein.

     5.3 Operation of Business. The Sellers will not cause or permit Broda to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit Broda to engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9 above.

     5.4 Preservation of Business. The Sellers will cause Broda to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     5.5 Full Access. Each of the Sellers will permit, and the Sellers will cause Broda to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Broda, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Broda, including, without limitation, the work papers and records of Broda and its auditors related to the preparation of the Closing Date Balance Sheet and related Financial Statements.

     5.6 Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or her own representations and warranties in
Section 3.1 above. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement Sellers' Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant for purposes of Section 7.1.1. However, disclosures pursuant to this
Section 5.6 shall be deemed to amend and supplement Sellers' Disclosure Schedules, if Buyer, in accordance with Section 7.1, waives the condition set forth in Section 7.1.1 and closes the transactions contemplated herein.

     5.7 Exclusivity. Until the first to occur of (i) the Closing, or (ii) November 30, 1998, none of the Sellers will (and the Sellers will not cause or permit Broda to) (x) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Broda (including any acquisition structured as a merger, consolidation, or share exchange) or (y) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Broda Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Broda. Sellers shall use their best efforts to obtain the consent of the Ontario Assistive Devices Program to a change of control of Broda as promptly as is reasonably practicable following the Closing.

     6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Broda, each of the other Parties will cooperate with him or her and his or her counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below). If requested by Buyer or Broda, the Sellers will cooperate with and assist Buyer and Broda with pursuing any legal action currently being brought by Broda.

     6.3 Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any employee, lessor, licensor, customer, supplier, or other business associate of Broda from maintaining the same business relationships with Broda or the Buyer after the Closing as it maintained with Broda prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of Broda to Broda from and after the Closing.

     6.4 Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, upon termination of their respective terms of employment, shall deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or her best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

7.   Conditions to Obligation to Close.

     7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          7.1.1 the representations and warranties set forth in Section 3.1 and Section 4 above shall be true and correct in all material respects at and as of the date hereof and the Closing Date;

          7.1.2 Sellers shall have: (i) performed and complied with all of their covenants hereunder in all material respects through the Closing, (ii) delivered or caused to be delivered to Buyer at least three business days before the Closing the Closing Date Balance Sheet, and (iii) paid all costs and expenses of such audit or in accordance with Section 11.12 below caused Broda to pay all cost and expenses of such audit and book such costs and expenses prior to October 31, 1998.

          7.1.3 Broda shall have procured all of the third party consents specified in Section 5.2 above, except the consent required from the Ontario Assistive Devices Program;

          7.1.4 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own the Broda Shares and to control Broda, or (iv) affect adversely the right of Broda to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          7.1.5 since October 31, 1998, there shall have occurred no event that has had or could have a material adverse effect on Broda, its business, operations, financial condition or prospects and Broda shall have been operated following October 31, 1998 until Closing only in the Ordinary Course of Business;

          7.1.6 the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 7.1.1 -
7.1.5 is satisfied in all respects;

          7.1.7 the Sellers shall have delivered to the Buyer stock certificates representing all of the Broda Shares properly endorsed in blank or accompanied by duly executed assignment documents properly endorsed for transfer;

          7.1.8 the Parties, including Broda, shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.1.2, Section 3.2.3, and Section 4.3 above;

          7.1.9 the execution and delivery of the Escrow Agreement, substantially in the form of Exhibit "A", the Employment Agreements with Stephen E. Brotherston and Ian D. Brotherston, substantially in the form of Exhibit "C", the Non-Competition Agreement with each of the Sellers, substantially in the form of Exhibit "D", and such other documents and instruments as the Buyer may reasonably require;

          7.1.10 the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit "E" attached hereto, addressed to the Buyer, and dated as of the Closing Date;

          7.1.11 the Sellers shall have delivered to the Buyer the Waiver and Agreement to Terminate the Shareholders Agreement dated December 18, 1993, substantially in the form of Exhibit "F"; and

          7.1.12 the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Broda other than those whom the Buyer shall have specified in writing prior to the Closing;

          7.1.13 all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing. If the Buyer elects to close prior to satisfaction of the conditions listed above in Sections 7.1.1 - 7.1.13, it shall be deemed to have waived compliance of such conditions.

     7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          7.2.1 the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects at and as of the Closing Date;

          7.2.2 the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          7.2.3 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          7.2.4 the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7.2.1 -
7.2.3 is satisfied in all respects;

          7.2.5 the Parties, including Broda shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.1.2, Section 3.2.3, and Section 4.3 above;

          7.2.6 the execution and delivery of the Escrow Agreement, substantially in the form of Exhibit "A", the Employment Agreement substantially in the form of Exhibit "C", the Non-Competition Agreement, substantially in the form of Exhibit "D", and such other documents and instruments as the Sellers may reasonably require; and

          7.2.7 all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing. If the Sellers elect to close prior to the satisfaction of the conditions listed above in Sections
7.2.1 - 7.2.7, it shall be deemed to have waived compliance of such conditions.

8.   Remedies for Breaches of this Agreement.

     8.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of 24 months.

     8.2  Indemnification Provisions for Benefit of the Buyer.

          8.2.1 In the event any of the Sellers, either individually or collectively, breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of their representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 11.8 below within such survival period, then each of the Brothers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          8.2.2 Each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Broda (i) for any Canadian or U.S. Taxes with respect to any Canadian or U.S. Tax year or portion thereof ending on or before October 31, 1998 (or for any Canadian or U.S. Tax year beginning before and ending after October 31, 1998 to the extent allocable (determined in a manner consistent with Section 9.3 below) to the portion of such period beginning before and ending on October 31, 1998), to the extent such Canadian or U.S. Taxes are not reflected in the reserve for Canadian or U.S. Tax Liability (rather than any reserve for deferred Canadian or U.S. Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, and (ii) for the unpaid Canadian or U.S. Taxes of any Person (other than Broda) as a transferee or successor, by contract, or otherwise.

     8.3 Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 11.8 below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Buyer further agrees to indemnify the Brothers from and against the entirety of any Adverse Consequences they may suffer from and after the Closing related to the personal guarantees entered in by the Brothers of behalf of Broda prior to Closing.

     8.4  Matters Involving Third Parties.

          8.4.1 If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8.4.1, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          8.4.2 Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          8.4.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4.2 above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          8.4.4 In the event any of the conditions in Section 8.4.2 above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.4.4.

     8.5  Effect of and Limitation on Indemnification Obligations.

          8.5.1 All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

          8.5.2 Buyer may set off any amounts owing to Buyer or Broda under this Section 8 or Section 9 below against the Escrowed Funds in accordance with the terms and conditions of the Escrow Agreement.

          8.5.3 No Party shall be required to indemnify any other Party hereto until the Canadian dollar amount of the Adverse Consequences for which indemnification is claimed exceeds $C25,000; provided however, that once such amount exceeds $C25,000, the entire amount of all Adverse Consequences (back to the first dollar of Adverse Consequences, not the excess amount over $C25,000) shall be paid.

          8.5.4 Sellers' obligation to indemnify Buyer pursuant to Section 8.2, and Buyer's obligation to indemnify Sellers pursuant to Section 8.3, shall be the sole remedy of Buyer and Sellers, respectively, for claims arising out of this Agreement.

          8.5.5 Any indemnification given under this Section 8 shall be net of any recoveries of taxes or insurance proceeds recoverable in the event of a claim. The Brothers shall have no obligation to indemnify Buyer under this
Section 8 for any matters that were fully insured prior to the Closing but through the action or inaction of Buyer following the Closing are not fully insured at the time the matter occurred.

          8.5.6 Sellers shall not be obligated to indemnify Buyer under this
Section 8 for warranty claims brought against Broda following the Closing in excess of the warranty reserve reflected on the Closing Balance Sheet except to the extent such claims exceed $C3,500.

          8.5.7 Sellers shall not be obligated to indemnify Buyer under this
Section 8 for any matters existing and known by Buyer prior to Closing but not included in the Disclosure Schedules.

9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date to the extent Canadian or U.S. Tax Returns relating to any pre-Closing period need to be prepared and filed after the Closing.

     9.1 Tax Periods Ending on or Before the Closing Date. Buyer shall cause Broda to prepare or cause to be prepared and file or cause to be filed all Canadian and U.S. Tax Returns for Broda for all periods ending on or prior to the Closing Date which are required to be filed to be after the Closing Date. Sellers shall reimburse Buyer for Canadian and U.S. Taxes of Broda with respect to such periods within 15 days after payment by Buyer or Broda of such Canadian and U.S. Taxes to the extent such Canadian and U.S. Taxes are not reflected in the reserve for Canadian and U.S. Tax Liability (other than any reserve for deferred Canadian and U.S. Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

     9.2 Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Canadian and U.S. Tax Returns of Broda for Tax periods which begin before October 31, 1998 and end after October 31, 1998. Sellers shall pay to Buyer within 15 days after the date on which Canadian and U.S. Taxes are paid with respect to such periods an amount equal to the portion of such Canadian and U.S. Taxes relating to the portion of such taxable period ending on October 31, 1998 to the extent such Canadian and U.S. Taxes are not reflected in the reserve for Canadian and U.S. Tax Liability (rather than any reserve for deferred Canadian and U.S. Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. The Sellers shall be responsible for all U. S. Taxes and Canadian Taxes relating to periods prior to October 31, 1998 to the extent not reserved for on the Closing Balance Sheet.


     9.3  Cooperation on Canadian and U.S. Tax Matters.

          9.3.1 Buyer, Broda and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Canadian and U. S. Tax Returns pursuant to this Section 9.3.1 and any audit, litigation or other proceeding with respect to Canadian and U.S. Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Broda and Sellers agree (i) to retain all books and records with respect to Canadian and U.S. Tax matters pertinent to Broda relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Broda or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

          9.3.2 Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Canadian and U.S. Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     9.4 Canadian and U.S. Tax Sharing Agreements. All Canadian and U.S. tax sharing agreements or similar agreements entered into prior to the Closing Date with respect to or involving Broda shall be terminated as of the Closing Date and, after the Closing Date, Broda shall not be bound thereby or have any Liability thereunder.

     9.5 Canadian and U.S. Taxes. All transfer, documentary, sales, use, stamp, capital gains, registration and other such Canadian and U.S. Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Canadian and U.S. Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Canadian and U.S. Taxes and fees.

10.  Termination.

     10.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          10.1.1 the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

          10.1.2 the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event any of the Sellers has breached any representation, warranty, or covenant contained in this Agreement in any material respect or (ii) if the Closing shall not have occurred on or before November 30, 1998, by reason of the failure of any condition precedent under Section 7.1 above; and (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          10.1.3 the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect or (ii) if the Closing shall not have occurred on or before December 15, 1998, by reason of the failure of any condition precedent under Section 7.2 above (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

     10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     10.3 Break-up Fee. In the event any of the Sellers breach or cause or permit Broda to breach the covenant or covenants set forth in Section 5.7 above regarding exclusivity, each of the Sellers and Broda shall irrevocably be liable for and shall pay Buyer or its designees an aggregate break-up fee equal to $C100,000. Such break-up fee shall be payable in cash by wire transfer to Buyer or its designees within five days following such breach. The break-up fee provided for in this Section 10.3 shall constitute a joint and several Liability of each of the Sellers and Broda under this Agreement including, without limitation, under Section 10.2 above. No Seller shall be entitled to assert a defense against any action or claim brought by Buyer to recover the break-up fee based upon the fact that Broda is also liable for such break-up fee.

11.  Miscellaneous.

     11.1 Nature of Certain Obligations.

          11.1.1 The covenants of each of the Sellers in Section 2.1 above concerning the sale of his or her Broda Shares to the Buyer and the representations and warranties of each of the Sellers in Section 3.1 above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

          11.1.2 The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

     11.2 Press Releases and Public Announcements. Neither Sellers nor Broda shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and Broda except for disclosures that may be required by law.

     11.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     11.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     11.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or her rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). In the event of a merger of Broda and Buyer following the Closing, the surviving entity, if other than Buyer, shall be entitled to all of the rights of the Buyer under this Agreement.

     11.6 Counterparts. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     11.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by hand delivery, facsimile (with electronic confirmation of receipt), recognized overnight express courier or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Sellers:                      Copy to:

          Broda Enterprises, Inc.                 Harrison, Elwood
          385 Phillip Street                      450 Talbot Street
          Waterloo, Ontario                       London, Ontario
          N2L 5R8 CANADA                          N6A 4K3 CANADA
          Attention:   Stephen E. Brotherston     Attention:  J. Peter Spence
          Telephone:   (519) 746-8080             Telephone:   (519) 679-9660
          Facsimile:   (   ) ___-_____            Facsimile:   (519) 667-3362



   If to the Buyer:                        Copy to:

       Mity-Lite, Inc.                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
       1301 West 400 North              1000 Kearns Building
       Orem, Utah 84058                 136 South Main Street
       Attention:   Bradley T Nielson   Salt Lake City, Utah 84101
       Telephone:   (800) 327-1692      Telephone:   (801) 320-6700
       Facsimile:   (801) 224-6191      Facsimile:   (801) 359-8256


Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Province of Ontario, Canada without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario, Canada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Province of Ontario, Canada.

     11.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.12 Expenses. Each of the Parties will bear his or her own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that Broda has not borne or will bear any of the Sellers' costs and expenses (including any of their respective legal fees and expenses or any amounts paid or payable to KPMG Corporate Finance, Inc. or any amounts paid or payable to Broda's auditors in connection with the preparation and audit of the Closing Date Balance Sheet) in connection with this Agreement or any of the transactions or agreements contemplated hereby. Notwithstanding the foregoing, Broda may pay any of the Sellers' costs and expenses identified in this Section 11.12, provided Broda books such expenses prior to October 31, 1998.

     11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, provincial, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     11.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     11.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.16 below), in addition to any other remedy to which they may be entitled, at law or in equity.

     11.16 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of the courts in Toronto, Ontario, Canada, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.


     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                       MITY-LITE ACQUISITION CORP., a corporation incorporated under the laws of the Province of Ontario

                       By: /s/ Gregory L. Wilson
                       Title: President


                       /s/Stephen E. Brotherston
                       Stephen E. Brotherston, individually


                       /s/Glenn C. Brotherston
                       Glenn C. Brotherston, individually


                       /s/Ian D. Brotherston
                       Ian D. Brotherston, individually


                       /s/Margaret E. Brotherston
                       Margaret E. Brotherston, individually


                       /s/Sandra L. Brotherston
                       Sandra L. Brotherston, individually

The undersigned hereby agrees to cause the Buyer, a wholly-owned subsidiary of the undersigned, to perform all of the Buyer's obligations as described in this Agreement and, to that end, the undersigned hereby guarantees the obligations of the Buyer to the Sellers pursuant to this Agreement and pursuant to any agreements contemplated by this Agreement, including, without limitation, the obligations of the Buyer in regard to the payment of the Purchase Price (including the Deferred Purchase Price and the Escrowed Funds).

                       MITY-LITE, INC., a Utah corporation

                       By: /s/ Gregory L. Wilson
                       Title: President